EXHIBIT 99

For Immediate Release	Contact:

January 12, 2005	Karen A. Warren (Investor Relations)	401-727-5401
	Wayne S. Charness (News Media)	401-727-5983

Hasbro Provides Preliminary 2004 Results

Pawtucket, RI (January 12, 2005) -- Hasbro, Inc. (NYSE: HAS) today announced that, based upon a preliminary projection of its full year results, it will report net revenue of approximately $3.0 billion compared to $3.1 billion last year. Based on this projected revenue decline, the Company expects diluted earnings per share to be approximately flat with last year's full year diluted earnings per share of $0.94. The 2003 earnings per share amount has been restated due to the required adoption of EITF 04-08 in the fourth quarter of 2004.

"Our top-line results are a reflection of a retail environment that was tougher in the fourth quarter than we expected, as well as a disappointing performance in parts of the U. S. Toys segment," said Alfred J. Verrecchia, Chief Executive Officer.

"However, as a result of our continued focus on managing expenses we expect to deliver earnings per share approximately flat with last year, despite the decline in revenue. Additionally, we took actions in the fourth quarter, primarily in the U. S. Toys segment, to reduce our expenses going forward and position us more favorably in the fastest growing areas of our business," Verrecchia concluded.

David Hargreaves, Chief Financial Officer commented further, "The balance sheet continues to strengthen and we will exceed our stated goal of delivering cash flow from operations, less capital expenditures, or free cash flow of $250 million. In addition, as a result of both higher cash on hand and lower debt, we will end the year with significant cash, net of debt - something we have not achieved since 1997."

The expected earnings per share results in 2004 include aggregate pre-tax charges of approximately $25 million related to the Company's licensing agreement with Disney, a non-cash charge related to a decline in the value of the Company's investment in Infogrames Entertainment SA and severance costs related to a reduction in headcount in December, primarily in the U.S. Toys segment. In 2003 the Company had pre-tax charges in the fourth quarter aggregating approximately $32 million, composed of severance payments related to the cessation of toy manufacturing operations at our Valencia, Spain facility and lease obligations and severance for employees of the Wizards of the Coast retail stores.

The Company will be providing its full year results on its web cast on Monday, February 7th at 9:00 a.m. EST. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Info" from the home page, click on "Investor Information," and then click on the web cast microphone).

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements concerning our earnings, net revenues and free cash flow and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions, including factors which impact the retail market or the Company's ability to manufacture and deliver products, higher fuel and commodity prices, higher transportation costs and potential transportation delays, currency fluctuations and government regulation and other conditions in the various markets in which the Company operates throughout the world; the concentration of the Company's customers; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation refers to a non-GAAP financial measure as defined under SEC rules, specifically free cash flow. Free cash flow represents cash flow from operations less capital expenditures. Management believes that free cash flow is one of the appropriate measures for evaluating the performance of the Company because it provides a measure of resources which may be available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, the Company has other demands on its free cash flow which are not reflected in this measure and it should not be assumed that all free cash flow is available for strategic opportunities. This measure should be considered in addition to, not as a substitute for, or superior to, net earnings, cash flow from operating activities or other measures of financial performance prepared in accordance with generally accepted accounting principles as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission. As used herein, "GAAP" refers to accounting principles generally accepted in the United States.